Exhibit 99.1

Contact:

Media: Laurine Jue (509) 495-2510 laurine.jue@avistacorp.com

Investors: Stacey Wenz (509) 495-2046 stacey.wenz@avistacorp.com

Avista 24/7 Media Access (509) 495-4174

Avista Corp. Reports Financial Results for the Fourth Quarter and Fiscal Year 2022, Confirms 2023 Guidance

SPOKANE, Wash. – Feb. 22, 2023, 4:05 a.m. PDT: Avista Corp. (NYSE: AVA) today reported net income of $155.2 million, or $2.12 per diluted share, for the year ended Dec. 31, 2022, compared to $147.3 million, or $2.10 per diluted share, for the year ended Dec. 31, 2021.

For the fourth quarter of 2022, net income was $78.0 million, or $1.05 per diluted share, compared to net income of $50.9 million, or $0.71 per diluted share, for the fourth quarter of 2021.

“Our 2022 consolidated earnings were better than our expectations, due to significant increases in the fair value of certain non-regulated investments,” said Avista President and CEO Dennis Vermillion.

“I am proud of the way we worked together as a team to face high inflation and adverse market conditions, while safely maintaining our standard of providing reliable service for our customers. Despite these efforts, Avista Utilities' earnings were slightly below expectations due to higher power supply costs associated with extreme volatility in the power and natural gas markets across the western region, particularly in December.

“AEL&P had a strong year with higher sales volumes, meeting our expectations.

“Our regulatory outcomes are key to our success in 2023. The Washington Commission's approval of the settlement agreement in our rate cases in December was the first step. This month, we filed a multi-year rate plan in Idaho that would allow the Company to recover the cost of our ongoing investment in utility infrastructure and the increased operating costs experienced in 2022.

“We are confirming our 2023 consolidated earnings guidance with a range of $2.27 to $2.47 per diluted share,” Vermillion added.

Summary Results: Avista Corp.’s results for the fourth quarter of 2022 and the year ended Dec. 31, 2022 (year-to-date) as compared to the respective periods in 2021 are presented in the table below (dollars in thousands, except per-share data):

	Fourth Quarter		Year-to-Date
	2022	2021	2022	2021
Net Income by Business Segment:
Avista Utilities	$52,660	$44,697	$117,901	$125,558
AEL&P	3,253	2,408	7,545	7,224
Other	22,043	3,772	29,730	14,552
Total net income	$77,956	$50,877	$155,176	$147,334
Earnings per Diluted Share by Business Segment:
Avista Utilities	$0.71	$0.63	$1.61	$1.79
AEL&P	0.04	0.03	0.10	0.10
Other	0.30	0.05	0.41	0.21
Total earnings per diluted share	$1.05	$0.71	$2.12	$2.10

Analysis of 2022 Consolidated Earnings

The table below presents the change in net income and diluted earnings per share for the fourth quarter and year ended Dec. 31, 2022 as compared to the respective periods in 2021, as well as the various factors, shown on an after-tax basis, that caused such change (dollars in thousands, except per-share data):

	Fourth Quarter		Year-to-Date
	Net Income (a)	Earnings per Share	Net Income (a)	Earnings per Share
2021 consolidated earnings	$50,877	$0.71	$147,334	$2.10
Changes in net income and diluted earnings per share:
Avista Utilities
Electric utility margin (including intracompany) (b)	(2,069)	(0.03)	14,415	0.20
Natural gas utility margin (including intracompany) (c)	4,764	0.07	10,061	0.14
Other operating expenses (d)	(4,486)	(0.06)	(29,490)	(0.40)
Depreciation and amortization (e)	(934)	(0.01)	(15,887)	(0.22)
Interest expense (f)	(3,957)	(0.05)	(9,683)	(0.13)
Other	2,263	0.03	(980)	(0.01)
Income tax at effective rate (g)	12,382	0.17	23,907	0.33
Dilution on earnings	n/a	(0.04)	n/a	(0.09)
Total Avista Utilities	7,963	0.08	(7,657)	(0.18)
AEL&P	845	0.01	321	—
Other businesses (h)	18,271	0.25	15,178	0.20
2022 consolidated earnings	$77,956	$1.05	$155,176	$2.12

(a)
The tax impact of each line item was calculated using Avista Corp.'s statutory tax rate (federal and state combined) of 23.05 percent.
(b)
Electric utility margin (operating revenues less resource costs) increased year over year and was impacted primarily by decreased authorized net power supply costs, as well as retail customer growth. In the fourth quarter of 2022, we recognized a $3.6 million pre-tax expense under the Energy Recovery Mechanism (ERM), compared to a $0.6 million pre-tax expense in the fourth quarter of 2021.

(c)
Natural gas utility margin (operating revenues less resource costs) increased and was impacted primarily by higher usage and customer growth which contributed additional retail natural gas revenue.
(d)
Other operating expenses increased primarily due to increased labor and benefits costs, insurance costs, outside service expenses, and information technology costs. Inflation broadly impacted our other operating expenses.
(e)
Depreciation and amortization increased primarily due to additions to utility plant.
(f)
Interest expense increased due to a higher level of debt outstanding and an increase in interest rates in 2022.
(g)
Our effective tax rate was negative 12.5 percent for 2022, compared to 7.5 percent for 2021. The decrease in the tax rate was primarily due to our Idaho and Washington completed general rate cases that allowed for a change in tax methodology.
(h)
Earnings attributable to our other businesses increased primarily due to an increase in the fair value of our investment in a biotechnology company, which stems from an investment that was originally focused on the development of biofuels. Their patented biologic drug platform accelerates time to market for orally delivered antibody drugs and has advanced through testing stages, increasing the value of our investment.

Non-Generally Accepted Accounting Principles (Non-GAAP) Financial Measures

The tables above and below include electric utility margin and natural gas utility margin, two financial measures that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company's financial performance, financial position or cash flows that excludes (or includes) amounts that are included (or excluded) in the most directly comparable measure calculated and presented in accordance with GAAP, which for utility margin is utility operating revenues.

The presentation of electric utility margin and natural gas utility margin is intended to enhance the understanding of operating performance. We use these measures internally and believe they provide useful information to investors in their analysis of how changes in loads (due to weather, economic or other conditions), rates, supply costs and other factors impact our results of operations. Changes in loads, as well as power and natural gas supply costs, are generally deferred and recovered from customers through regulatory accounting mechanisms. Accordingly, the analysis of utility margin generally excludes most of the change in revenue resulting from these regulatory mechanisms. We present electric and natural gas utility margin separately below for Avista Utilities since each business has different cost sources, cost recovery mechanisms and jurisdictions, so we believe that separate analysis is beneficial. These measures are not intended to replace utility operating revenues as determined in accordance with GAAP as an indicator of operating performance. Reconciliations of operating revenues to utility margin are set forth below.

The following table presents Avista Utilities' operating revenues, resource costs and resulting utility margin (pre-tax and after-tax) for the three and twelve months ended Dec. 31, 2022 and Dec. 31, 2021 (dollars in thousands):

	Operating Revenues	Resource Costs	Utility Margin (Pre-Tax)	Income Taxes (a)	Utility Margin (Net of Tax)
For the three months ended Dec. 31, 2022:
Electric	$296,262	$124,424	$171,838	$39,609	$132,229
Natural Gas	219,501	137,835	81,666	18,824	62,842
Less: Intracompany	(18,990)	(18,990)	—	—	—
Total	$496,773	$243,269	$253,504	$58,433	$195,071
For the three months ended Dec. 31, 2021:
Electric	$273,343	$98,816	$174,527	$40,229	$134,298
Natural Gas	168,148	92,673	75,475	17,397	58,078
Less: Intracompany	(22,664)	(22,664)	—	—	—
Total	$418,827	$168,825	$250,002	$57,626	$192,376
For the twelve months ended Dec. 31, 2022:
Electric	$1,146,823	$458,905	$687,918	$158,565	$529,353
Natural Gas	583,485	339,886	243,599	56,150	187,449
Less: Intracompany	(66,493)	(66,493)	—	—	—
Total	$1,663,815	$732,298	$931,517	$214,715	$716,802
For the twelve months ended Dec. 31, 2021:
Electric	$1,007,052	$337,866	$669,186	$154,248	$514,938
Natural Gas	473,313	242,789	230,524	53,136	177,388
Less: Intracompany	(87,366)	(87,366)	—	—	—
Total	$1,392,999	$493,289	$899,710	$207,384	$692,326
(a)
Income taxes for 2022 and 2021 were calculated using Avista Corp.'s statutory tax rate (federal and state combined) of 23.05 percent. In September and October 2021, new rates from our Idaho and Washington general rate cases went into effect. While there were base rate increases approved in each case, these base rate increases were offset by tax customer credits which resulted in no increase in customer billing rates. The general rate case outcomes did result in lower income tax expense, which represents a benefit from these cases. The lower taxes are not reflected in the 23.05 percent statutory tax rate presented in this table.

Liquidity and Capital Resources

Liquidity

In 2022, we issued $400 million of long-term debt and $138 million of common stock.

In the fourth quarter, we increased our short-term borrowing capacity by $300 million, bringing our total capacity to $700 million. These additional facilities include a $150 million term loan expiring in March 2023, a $100 million revolving line of credit expiring in November 2023, and a $50 million letter of credit facility. At Dec. 31, 2022, we had $517 million outstanding under our short-term credit facilities, with $183 million of available liquidity.

We increased our short-term borrowing capacity due to increased purchased power and natural gas market prices in the fourth quarter. In 2023, we expect to reduce our short-term borrowings by issuing long-term debt and through increased operating revenues including recovery of deferred power and natural gas costs and a return of margin deposits made with counterparties.

During 2023, we expect to issue $200 million of long-term debt and $120 million of common stock to fund planned capital expenditures and reduce our short-term borrowings. We also expect to increase the capacity of our $400 million credit facility to $500 million in the second quarter.

AEL&P also had $25 million of available liquidity under its committed line of credit that expires in November 2024.

Capital Expenditures and Other Investments

In 2022, Avista Utilities’ capital expenditures were $443 million and AEL&P’s capital expenditures were $9 million.

We expect capital expenditures to total $475 million at Avista Utilities and $16 million at AEL&P in 2023.

In addition, we expect to invest $15 million in 2023 at our other businesses related to non-regulated investment opportunities and economic development projects in our service territory.

2023 Earnings Guidance and Outlook

Avista Corp. is confirming its 2023 consolidated earnings guidance with a range of $2.27 to $2.47 per diluted share. Our guidance assumes timely and appropriate rate relief in all of our jurisdictions.

We expect Avista Utilities to contribute in the range of $2.15 to $2.31 per diluted share. The mid-point of our Avista Utilities' guidance range does not include any expense or benefit under the ERM. For 2023, we expect to be in the deadband of the ERM, with an increase to earnings of $0.03 per diluted share. We expect to manage our operating costs to an increase of 2 percent in 2023.

Our 2023 earnings guidance range reflects unrecovered structural costs estimated to reduce the return on equity by approximately 70 basis points, as well as regulatory timing lag estimated to reduce the return on equity by approximately 80 basis points. This results in an expected return on equity for Avista Utilities of approximately 7.9 percent in 2023.

We expect AEL&P to contribute in the range of $0.08 to $0.10 per diluted share.

We expect the other businesses to contribute in the range of $0.04 to $0.06 per diluted share.

Our outlook for Avista Utilities and AEL&P assumes, among other variables, normal precipitation, temperatures, hydroelectric generation, and other operating conditions. Our guidance does not include the effect of unusual or non-recurring items until the effects are known and certain.

NOTE: We will host a conference call with financial analysts and investors on Feb. 22, 2023, at 10:30 a.m. ET to discuss this news release. This call can be accessed on Avista’s website at

investor.avistacorp.com. You must register for the call via the link at Avista’s website (investor.avistacorp.com) to access the call-in details for the webcast. A replay of the webcast will be available for one year on the Avista Corp. web site at investor.avistacorp.com.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides electric service to 411,000 customers and natural gas to 377,000 customers. Our service territory covers 30,000 square miles in eastern Washington, northern Idaho and parts of southern and eastern Oregon, with a population of 1.7 million. AERC is an Avista subsidiary that, through its subsidiary AEL&P, provides retail electric service to 18,000 customers in the city and borough of Juneau, Alaska. Our stock is traded under the ticker symbol “AVA”. For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

This news release contains forward-looking statements, including statements regarding our current expectations for future financial performance and cash flows, capital expenditures, financing plans, our current plans or objectives for future operations and other factors, which may affect the company in the future. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond our control and many of which could have significant impact on our operations, results of operations, financial condition or cash flows and could cause actual results to differ materially from those anticipated in such statements.

The following are among the important factors that could cause actual results to differ materially from the forward-looking statements:

Utility Regulatory Risk

state and federal regulatory decisions or related judicial decisions that affect our ability to recover costs and earn a reasonable return including, but not limited to, disallowance or delay in the recovery of capital investments, operating costs, commodity costs, interest rate swap derivatives, the ordering of refunds to customers and discretion over allowed return on investment; the loss of regulatory accounting treatment, which could require the write-off of regulatory assets and the loss of regulatory deferral and recovery mechanisms;

Operational Risk

political unrest and/or conflicts between foreign nation-states, which could disrupt the global, national and local economy, result in increases in operating and capital costs, impact energy commodity prices or our ability to access energy resources, create disruption in supply chains, disrupt, weaken or create volatility in capital markets, and increase cyber security risks. In addition, any of these factors could negatively impact our liquidity and limit our access to capital, among other implications; wildfires ignited, or allegedly ignited, by our equipment or facilities could cause significant loss of life and property or result in liability for resulting fire suppression costs, thereby causing serious operational and financial harm; severe weather or natural disasters, including, but not limited to, avalanches, wind storms, wildfires, earthquakes, extreme temperature events, snow and ice storms that could disrupt energy generation, transmission and distribution, as well as the availability and costs of fuel, materials, equipment, supplies and support services; explosions, fires, accidents, mechanical breakdowns or other incidents that could impair assets and may disrupt operations of any of our generation facilities, transmission, and electric and natural gas distribution systems or other operations and may require us to purchase replacement power or incur costs to repair our facilities; explosions, fires, accidents or other incidents arising from or allegedly arising from our operations that could cause injuries to the public or property damage; blackouts or disruptions of interconnected transmission systems (the regional power grid); terrorist attacks, cyberattacks or other malicious acts that could disrupt or cause damage to our utility assets or to the national or regional economy in general, including any effects of terrorism, cyberattacks, ransomware, or vandalism that damage or disrupt information technology systems; pandemics, which could disrupt our business, as well as the global, national and local economy, resulting in a decline in customer demand, deterioration in the creditworthiness of our customers, increases in operating and capital costs, workforce shortages, losses or disruptions in our workforce due to vaccine mandates, delays in capital projects, disruption in supply chains, and disruption, weakness and volatility in capital markets. In addition, any of these factors could negatively impact our liquidity and limit our access to capital, among other implications; work-force issues, including changes in collective bargaining unit agreements, strikes, work stoppages, the loss of key executives, availability of workers in a variety of skill areas, and our ability to recruit and retain employees; changes in the availability and price of purchased power, fuel and natural gas, as well as transmission capacity; increasing costs of insurance, more restrictive coverage terms and our ability to obtain insurance; delays or changes in construction costs, and/or our ability to obtain required permits and materials for present or prospective facilities; increasing health care costs and cost of health insurance provided to our employees and retirees; increasing operating costs, including effects of inflationary pressures; third party construction of buildings, billboard signs, towers or other structures within our rights of way, or placement of fuel containers within close proximity to our transformers or other equipment, including overbuilding atop natural gas distribution lines; the loss of key suppliers for materials or services or other disruptions to the supply chain; adverse impacts to our Alaska electric utility (AEL&P) that could result from an extended outage of its hydroelectric generating resources or their inability to deliver energy, due to their lack of interconnectivity to any other electrical grids and the availability or cost of replacement power (diesel); changing river or reservoir regulation or operations at hydroelectric facilities not owned by us, which could impact our hydroelectric facilities downstream;

Climate Change Risk

increasing frequency and intensity of severe weather or natural disasters resulting from climate change, that could disrupt energy generation, transmission and distribution, as well as the availability and costs of fuel, materials, equipment, supplies and support services; change in the use, availability or abundancy of water resources and/or rights needed for operation of our hydroelectric facilities, including impacts resulting from climate change;

Cyber and Technology Risk

cyberattacks on the operating systems that are used in the operation of our electric generation, transmission and distribution facilities and our natural gas distribution facilities, and cyberattacks on such systems of other energy companies with which we are interconnected, which could damage or destroy facilities or systems or disrupt operations for extended periods of time and result in the incurrence of liabilities and costs; cyberattacks on the administrative systems that are used in the administration of our business, including customer billing and customer service, accounting, communications, compliance and other administrative functions, and cyberattacks on such systems of our vendors and other companies with which we do business, resulting in the disruption of business operations, the release of private information and the incurrence of liabilities and costs; changes in costs that impede our ability to implement new information technology systems or to operate and maintain current production technology; changes in technologies, possibly making some of the current technology we utilize obsolete or introducing new cyber security risks; insufficient technology skills, which could lead to the inability to develop, modify or maintain our information systems;

Strategic Risk

growth or decline of our customer base due to new uses for our services or decline in existing services, including, but not limited to, the effect of the trend toward distributed generation at customer sites; the potential effects of negative publicity regarding our business practices, whether true or not, which could hurt our reputation and result in litigation or a decline in our common stock price; changes in our strategic business plans, which could be affected by any or all of the foregoing, including the entry into new businesses and/or the exit from existing businesses and the extent of our business development efforts where potential future business is uncertain; wholesale and retail competition including alternative energy sources, growth in customer-owned power resource technologies that displace utility-supplied energy or that may be sold back to the utility, and alternative energy suppliers and delivery arrangements; entering into or growth of non-regulated activities may increase earnings volatility; the risk of municipalization or other forms of service territory reduction;

External Mandates Risk

changes in environmental laws, regulations, decisions and policies, including, but not limited to, regulatory responses to concerns regarding climate change, efforts to restore anadromous fish in areas currently blocked by dams, more stringent requirements related to air quality, water quality and waste management, present and potential environmental remediation costs and our compliance with these matters; the potential effects of initiatives, legislation or administrative rulemaking at the federal, state or local levels, including possible effects on our generating resources, prohibitions or restrictions on new or existing services, or restrictions on greenhouse gas emissions to mitigate concerns over global climate changes, including future limitations on the usage and distribution of natural gas; political pressures or regulatory practices that could constrain or place additional cost burdens on our distribution systems through accelerated adoption of distributed generation or electric-powered transportation or on our energy supply sources, such as campaigns to halt fossil fuel-fired power generation and opposition to other thermal generation, wind turbines or hydroelectric facilities; failure to identify changes in legislation, taxation and regulatory issues that could be detrimental or beneficial to our overall business; policy and/or legislative changes in various regulated areas, including, but not limited to, environmental regulation, healthcare regulations and import/export regulations;

Financial Risk

weather conditions, which affect both energy demand and electric generating capability, including the impact of precipitation and temperature on hydroelectric resources, the impact of wind patterns on wind-generated power, weather-sensitive customer demand, and similar impacts on supply and demand in the wholesale energy markets; our ability to obtain financing through the issuance of debt and/or equity securities, which could be affected by various factors including our credit ratings, interest rates, other capital market conditions and global economic conditions; changes in interest rates that affect borrowing costs, our ability to effectively hedge interest rates for anticipated debt issuances, variable interest rate borrowing and the extent to which we recover interest costs through retail rates collected from customers; volatility in energy commodity markets that affect our ability to effectively hedge energy commodity risks, including cash flow impacts and requirements for collateral; changes in actuarial assumptions, interest rates and the actual return on plan assets for our pension and other postretirement benefit plans, which could affect future funding obligations, pension and other postretirement benefit expense and the related liabilities; the outcome of legal proceedings and other contingencies; economic conditions in our service areas, including the economy's effects on customer demand for utility services; economic conditions nationally may affect the valuation of our unregulated portfolio companies; declining energy demand related to customer energy efficiency, conservation measures and/or increased distributed generation; changes in the long-term climate and weather could materially affect, among other things, customer demand, the volume and timing of streamflows required for hydroelectric generation, costs of generation, transmission and distribution. Increased or new risks may arise from severe weather or natural disasters, including wildfires as well as their increased occurrence and intensity related to changes in climate; industry and geographic concentrations which could increase our exposure to credit risks due to counterparties, suppliers and customers being similarly affected by changing conditions; deterioration in the creditworthiness of our customers;

Energy Commodity Risk

volatility and illiquidity in wholesale energy markets, including exchanges, the availability of willing buyers and sellers, changes in wholesale energy prices that could affect operating income, cash requirements to purchase electricity and natural gas, value received for wholesale sales, collateral required of us by individual counterparties and/or exchanges in wholesale energy transactions and credit risk to us from such transactions, and the market value of derivative assets and liabilities; default or nonperformance on the part of any parties from whom we purchase and/or sell capacity or energy; potential environmental regulations or lawsuits affecting our ability to utilize or resulting in the obsolescence of our power supply resources; explosions, fires, accidents, pipeline ruptures or other incidents that could limit energy supply to our facilities or our surrounding territory, which could result in a shortage of commodities in the market that could increase the cost of replacement commodities from other sources;

Compliance Risk

changes in laws, regulations, decisions and policies at the federal, state or local levels, which could materially impact both our electric and gas operations and costs of operations; and the ability to comply with the terms of the licenses and permits for our hydroelectric or thermal generating facilities at cost-effective levels.

For a further discussion of these factors and other important factors, please refer to our Annual Report on Form 10-K for 2022. The forward-looking statements contained in this news release speak only as of the date hereof. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New risks, uncertainties and other factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on our business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

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Issued by: Avista Corporation